EXHIBIT 5


                         [LETTERHEAD OF GENERAL COUNSEL]


July 9, 2001
PanAmSat Corporation
One Pickwick Plaza
Greenwich, Connecticut  06830

Ladies and Gentlemen:

         I have acted as counsel to PanAmSat Corporation, a Delaware corporation ("PanAmSat"), in connection with the Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (the "Registration Statement") being filed by PanAmSat on July 11, 2001 with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the registration of an additional 10,000,000 shares of common stock, par value $.01 per share, of PanAmSat (the "Common Stock"), to be issued from time to time pursuant to the PanAmSat Corporation Long-Term Incentive Plan ("Plan").

         As counsel for the Company, I am familiar with the Restated Certificate of Incorporation of PanAmSat, the Restated By-Laws of PanAmSat, the Plan and PanAmSat's corporate proceedings in respect of the authorization for issuance of Common Stock in connection with the Plan.

         Based upon the foregoing and having regard for legal considerations which I deem are relevant, I am of the opinion that the shares of Common Stock to which the Registration Statement relates have been duly authorized and, when issued and delivered in accordance with the terms of the Plan and paid for in full in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                               Very truly yours,

                                               /s/ James W. Cuminale
                                               JAMES W. CUMINALE